Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 12, 2006 by and between Wherify Wireless, Inc., a Delaware corporation (the “Company”) and W. Douglas Hajjar, 134 Shore Drive, New Seabury, Massachusetts 02649 (“Hajjar”).

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.  Engagement. The Company hereby retains Hajjar as a financial advisor to the Company. In general, Hajjar’s duties shall consist of advising, and as appropriate, assisting the Company in evaluating and executing the Company’s strategic business alternatives including negotiations related to such alternatives. Such advisory services shall be at mutually agreed upon times and places. Hajjar shall not negotiate financings for the Company nor take any action requiring that he register as a broker-dealer under applicable law.

2.  Compensation.

2.1  Retainer. The Company shall pay Hajjar a retainer fee of $10,000 per month payable each month in advance.

2.2  Expenses. Hajjar shall be entitled to reimbursement by the Company for all reasonable out of pocket expenses reasonably incurred by him in the performance of his duties hereunder.

2.3  Confidentiality. Some information which the Company will furnish Hajjar may contain nonpublic confidential information of the Company. Hajjar agrees not to disclose or use any such confidential information except in connection with the engagement or with the prior consent of the Company.

2.4  Indemnification. The Company agrees to indemnify Hajjar in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

3.  Miscellaneous.

3.1  Severability. The severability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

3.2  Assignment. Since this is a personal services agreement, Hajjar’s rights and obligations shall not be assignable by Hajjar. This Agreement may be assigned by the Company and shall be binding upon any successors and assignees of the Company.

3.3  Governing Law. This Agreement and the rights and obligations of the parties, hereunder shall be interpreted in accordance with the laws of the State of California.

3.4  Cancellation Provisions. This Agreement may be cancelled by either party upon 30 day written notice to the other party.

3.5  Entire Agreement. This Agreement is the entire agreement between the parties as to the subject matter of this Agreement and supersedes and replaces all prior discussions, understandings and agreements between the parties, written or oral, including without limitation that certain Consulting Agreement, effective January 1, 2004, between Hajjar and Wherify California, Inc. This Agreement may be amended only in writing signed by both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above, the Company by its officer duly authorized.

/s/ Timothy J. Neher	/s/ W. Douglas Hajjar

Timothy J. Neher President and CEO	W. Douglas Hajjar 134 Shore Drive West New Seabury, MA 02649 508-477-3177 (phone) 508-539-3931 (fax)

Exhibit A

Recognition that transactions of the type contemplated in this engagement sometimes result in litigation and that Hajjar’s role is advisory in nature, the Company agrees to indemnify and hold harmless Hajjar, from and against any losses, claims damages and liabilities related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the “Matter”) contemplated by the engagement of Hajjar hereunder, and will promptly reimburse Hajjar for all reasonable and documented expenses (including reasonable and documented fees and expense of legal counsel) incurred in connection with the investigation of or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Hajjar hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the gross negligence, bad faith or willful misconduct of Hajjar. The Company further agrees that it will not, without the prior written consent of Hajjar (which consent will not be unreasonably withheld or delayed) settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of Hajjar from all liability arising out of such Proceeding. Hajjar agrees that he will not settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder with out the prior written consent of the Company (which consent shall not be unreasonably withheld).

Promptly after receipt by Hajjar of notice of any complaint or the commencement of any Proceeding with respect to which indemnification is being sought hereunder, Hajjar will notify the Company of such complaint or of the commencement of such Proceeding. The failure to notify the Company will not relieve the Company from any liability which the Company may have hereunder, except to the extent that such failure results in the forfeiture by the Company of substantial rights and defense in respect of such Proceeding. If the Company so elects, the Company will assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to Hajjar and the payment of the fees and expense of such counsel. In any Proceeding the defense of which the Company assumes, Hajjar will have the right to participate in such litigation and to retain his own counsel at Hajjar’s expense unless (i) the Company shall have agreed to pay the fees and expenses of counsel to Hajjar, (ii) the Company shall have failed to employ counsel reasonably satisfactory to Hajjar or to assume the defense of the Proceeding in a timely manner, or (iii) Hajjar reasonably determines in his judgment that having common counsel would present actual or potential conflicts of interest, including situation in which there are one or more legal defenses available to Hajjar that are different from or addition to those available to the Company, in which case Hajjar may employ separate counsel to represent or defend him in such proceeding and the Company will pay the reasonable fees and expenses of not more than one separate counsel.